Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-91639, 333-91631, 333-91623, 333-65138 and 333-101910 on Form S-8 and in Registration Statement Nos. 333-51146, 333-73168, 333-81646 and 333-81240 on Form S-3 of our report dated February 4, 2002, appearing in this Annual Report on Form 10-K of Expedia, Inc. and subsidiaries for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

March 27, 2003